MANAGEMENT AGREEMENT


THIS AGREEMENT is to have effect and is dated for reference on the 1st September, 2002

BETWEEN:

     CONSOLE MARKETING INC., a company duly incorporated under the laws of the State of Nevada and having its office at Suite 1001, 1166 Alberni Street, in the city of Vancouver, in the Province of British Columbia.

     (hereinafter the "Company")               OF THE FIRST PART

AND:

     MICHAEL JACKSON HAVING OFFICES AT Suite 1001, 1166 Alberni Street, in the city of Vancouver, in the Province of British Columbia

     (hereinafter called the "Manager")        OF THE SECOND PART


WHEREAS:

     1. The Company was incorporated in the State of Nevada on the 19th of November, 2001 and wishes to pursue the development of the Console Bar for commercial licensing and distribution.

     2. The Company wishes to be listed, posted and called for trading on the OTC BB.

     3. The Company wishes to contract the Manager and to appoint the Manager to act subject to regulatory conditions, as a Manager on Strategic Management to the Company on the terms and conditions set out herein.

     4. The Company wishes to contract the Manager and to appoint the Manager to provide duties and operational services to the Company and the Manager has agreed to be appointed by the Company and is qualified to render the aforesaid services. The Manager has indicated his willingness to accept and undertake the duties and responsibilities pertaining to the appointment of Manager to the Company on the terms set out herein.

     5. The parties have agreed that the terms and conditions of such appointment will be as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants hereinafter contained, the parties hereto have agreed as follows:


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1.   TERM

     Subject to the provisions hereinafter contained, the term of the appointment shall be for an initial term of ONE (1) year commencing on the date hereof, and automatically renewing each year unless terminated in accordance with the terms and provisions of this Agreement.


2.   DEVOTION OF TIME

     It is acknowledged and agreed by the Company that the work of the Manager is and will part time until the company has raised working capital and has started a marketing campaign. The work of the Manager is of a supervisory nature and accordingly the Manager agrees that the consideration herein set forth will be in full and complete satisfaction for the Manager's work and services, no matter how and when preformed, and the Manager hereby releases the Company from any claims for overtime pay or compensation whatsoever which the Manager might have reason of any existing or future legislation or otherwise. The Manager will spend 20% of his time on the Company's business until the Company starts generating revenue and then the Manager will spend in excess of 50% of his time to the business affairs of the Company.


3.   DUTIES AND RESPONSIBILITIES

     The Manager may serve as an Officer to the Company and agrees to perform all of the functions and duties ordinarily and necessarily associated with the office as may be reasonably assigned to him by the Board of Directors (hereinafter the "Board"), Executive Committee or Chairman as the case may be, of the Company.

     The Manager in accepting this appointment as Manager to the Company undertakes and agrees as follows to:

     3.1 Fully and faithfully discharge his duties and responsibilities as Manager of the Company for the term set forth.

     3.2 Devote his effort and attention to the business and well being of the Company.

     3.3 Carry out his duties as Manager to the Company consistent with the memorandum and articles or act of incorporation and by-laws of each company and the policies, resolutions, directions, and procedures of the Board of Directors as may be applicable at any time and from time to time.


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4.   DURING THE TERMS OF THIS AGREEMENT

     4.1 The Manager will establish and implement the procedures for supervision, direction, control and operation of the Administration and Business Direction of the Company and will have the obligation, duties, authority and power to do all acts and things as customarily done by persons holding the position of Manager of Strategic Management or performing duties similar to those performed by a Manager of Strategic Management in corporations of similar size, ambition, focus, and goals of the Company. Including, all acts and things as are reasonably necessary for the efficient and proper operation and development of the Company, but without limiting the generality of the foregoing, will include all matters related to the general administration of the company which may reasonably be considered the responsibility of persons holding the position of Manager of Strategic Management in corporations of similar size to the Company

     4.2 The Manager will have the obligation, duties, authority, responsibility and power, at the discretion of the Board of Directors of the Company, to carry out duties on behalf of the Company, such activities to include:

          4.2.1 Advising and directing the Board of Directors, by way of business planning, decision making, financial planning, resource allocation, acquisitions planning for expansions of the Company.

          4.2.2 Assist the Board of Directors by managing the resources and capabilities of the work environment especially the analytical ability to diagnose problems, evaluate information, and make sound recommendations for advancement of the Company.

     4.3 The Manager will have the obligation, duties, authority, responsibility and power, at the discretion of the Board of Directors of the Company, to negotiate with other persons, firms, corporations or financial institutions in connection with the arranging and securing of products or contracts for the Company's business, through license agreements, joint venture or distribution agreements, subject to approval of the Board of Directors and in accordance with the policies of the applicable regulatory bodies.

     4.4 In conducting duties under this agreement, the Manager will report to the Company directors and will act consistently with their directives and policies.

     4.5 The Manager will perform the Operational duties and financial services (collectively the "Services") and fulfill all obligations in a sound and workmanlike manner.


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     4.6  The Manager may engage in any other position or vocation for gain or accept any office or position, whether or not for gain, or engage in any business as long as it does not interfere with the business and well being of the Company.


5.   REMUNERATION

     The Manager shall be entitled to the following form of payment:

     5.1 The Manager will be paid the sum of $500 per month during the term of this agreement and will be entitled to options at the time an Option Plan has been approved.

     5.2 The manager agrees to defer monthly payments until the Company starts producing revenue. However, the manager may agree to convert his management fees for shares at any time on the approval of the Board of Directors.

6.   AMENDMENT OF REMUNERATION PAYABLE

     The remuneration payable to the Manager may be altered from time to time during the term of this agreement by mutual agreement, between the parties in writing, executed by the parties hereto, subject to any required securities regulatory approval. The Manager shall also be entitled to such annual increases as the Executive Committee of the Board, as the case may be, from time to time may at its discretion determine.


7.   REIMBURSEMENT FOR EXPENSES

     The Manager shall be reimbursed for reasonable expenses, out of pocket or otherwise, incurred by the Manager in or about the execution of the Company's appointment or on behalf of the Company as required in the performance of the Manager's aforesaid duties and responsibilities. The Manager shall be expected to submit reimbursable expenses. Pre-approval is required for all such reimbursable expenses.

     All expenses relating to the operations of the Company shall be paid by the Company, ie. phones, hydro, rent, fax, telephone, postage, etc.


8.   INTERRUPTION OF COMPANY'S BUSINESS

     If during the term of this agreement the Company discontinues or interrupts the operations of its business for a period of 90 days, then this agreement will automatically terminate without liability on the part of either of the parties hereto.


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9.   NOTICE

     Any notice to be given under this agreement will be in writing and will be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this agreement (or to such other address as one party provides to the other in notice given according to this paragraph). Where a notice is given by registered post, it shall be conclusively deemed to be given and received on the 5th day after its deposit in Canada Post Office at any place in Canada.


10.  CONFIDENTIAL INFORMATION

     The parties hereto acknowledge and agree that the Manager by virtue of the contract with the Company will have access to confidential and secret information and therefore the Manager agrees that during the term of this agreement and on termination or expire of the same, for any reason whatsoever, it will not divulge or utilize to the detriment of the Company any so such confidential or secret information so obtained.


11.  TERMINATION OF AGREEMENT

     11.1 Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Manager may terminate this agreement in its entirety by giving the Company not less than 30 days written notice of so such intention to terminate. The termination period may be reduced by mutual consent, in writing.

     11.2 Termination of this agreement may be instituted when cause is present. Cause shall mean failure of Manager to perform his duties or to make himself available to the Board of the Company in a manner consistent with his responsibilities or if Manager is in breach of any of the other material provisions of this agreement.


12.  ARBITRATION

     Any controversy or claim arising out of or relating to this agreement or any breach of this agreement will be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia).


13.  MISCELLANEOUS

     13.1 This agreement will be construed under and governed by the laws of British Columbia.


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     13.2 This agreement is subject to the approval of the securities regulatory authorities having jurisdiction.

     13.3 This agreement may not be amended or otherwise modified except by an instrument in writing signed by the parties hereto.

     13.4 This agreement represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.

     13.5 The titles of heading of the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

     13.6 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite or which counsel for the parties may deem necessary to effectual carry out the intent of this agreement.

THIS AGREEMENT shall endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assignees.

NOTICE: any notice or other communication ("Notice") required or permitted hereunder by either party to the other shall be in writing and delivered personally or sent by registered mail.

SIGNED, SEALED AND DELIVERED               )
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/s/ Michael Jackson                        )
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Authorized Signatory                       )
                                           )
Michael Jackson, Director                  )
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Name and Title                             )
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SIGNED, SEALED AND DELIVERED               )
                                           )
                                           )
                                           )
/s/ Michael Jackson                        )
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Authorized Signatory                       )
                                           )
Michael Jackson                            )
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Name and Title                             )


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